Exhibit 99.1

LIFECORE SIGNS AGREEMENT FOR EXCLUSIVE DISTRIBUTION OF DENTAL PRODUCTS IN FRANCE.

CHASKA, MN. October 29, 2003 — LIFECORE BIOMEDICAL, INC. (NASDAQ: LCBM) announced today that it has signed an exclusive distribution agreement with Bardo-Biotech SAS (“BBS”) of Toulouse, France, to distribute Lifecore’s oral restorative products in France.

     BBS is a newly founded company led by Joel Bardeau, President, which began serving the French market in October. Mr. Bardeau has 25 years of experience in the medical device field including tenure with U.S. Surgical, Integra Life Sciences, and Johnson & Johnson.

     France is the second-most populated country in the European Community and is the fourth largest dental implant market in Europe. Based on its success in Germany and Italy, where it has wholly-owned subsidiaries, Lifecore believes that it can benefit from a growing presence in France.

     Lifecore President and CEO, Jim Bracke, commented: “We believe that the French market represents a substantial growth opportunity with low investment risk. Our success among the competition in the rest of the European community bodes well for our business prospects in France.”

     Certain statements in this release are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Statements implying timing, outcome, or the extent of BBS marketing and financial success within the new geographic area of distribution are subject to change. Because of numerous risks and uncertainties in the complex regulatory and competitive aspects of Lifecore’s business activity, actual results may differ materially from those implied. Investors are strongly cautioned to review more detailed discussions of those risks presented in the Company’s filings with the Securities and Exchange Commission including exhibit 99.1 to Lifecore’s annual report on Form 10-K for the fiscal year ending June 30, 2003.

     Lifecore Biomedical develops, manufactures, and markets biomaterials and medical devices for use in various surgical markets through two divisions, the Hyaluronan Division and the Oral Restorative Division. The Hyaluronan Division conducts its business through OEM and contract manufacturing alliances in the gynecologic, ophthalmic, orthopedic, and veterinary surgery fields. The Oral Restorative Division conducts its dental surgery business through direct sales and marketing in the United States, Germany, Italy, and Sweden, and through 22 distributors in 35 countries.

     Additional general corporate information is available on the Internet at http://www.lifecore.com.

CONTACT: 612.368.4300

     Jim Bracke, President and Chief Executive Officer.
     Dennis J. Allingham, EVP and Chief Financial Officer.
     Colleen M. Olson, VP of Corporate Administrative Operations.